Exhibit 10.3

RENASANT BANK

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Timothy N. Stevens (“Executive”) and Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”).

1.	Effectiveness; Prior Agreement:

1.1 Effective Time. This Agreement shall be effective as of the “Effective Time,” as defined in that certain Agreement and Plan of Merger by and among Renasant Corporation and its wholly-owned subsidiary, the Bank, and KeyWorth Bank, dated as of October 20, 2015 (the “Merger Agreement”); provided that if the Effective Time shall not occur as contemplated under the Merger Agreement, this Agreement shall be deemed void and of force and no effect.

1.2 Prior Agreement. Executive agrees that the Employment Agreement by and among Executive and KeyWorth Bank dated as of October 15, 2007, as the same has been amended and renewed, from time to time (the “Prior Agreement”), shall be deemed terminated and cancelled as of the Effective Time, that any and all obligations of Renasant Corporation and the Bank, including its predecessor, KeyWorth Bank, thereunder shall be deemed extinguished and satisfied in full, and that Executive shall be deemed to have received all amounts due thereunder. Executive further agrees that Section 5 of the Prior Agreement, concerning the ownership and use of “Employer Information,” shall survive the termination of such agreement and remain in force and effect in accordance with its terms.

2.	Employment And Term:

2.1 Position and Duties. The Bank shall employ and retain Executive as its “President, Atlanta Metro Market.” Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Bank’s Chairman, Atlanta Metro Market, to whom Executive shall report, which duties shall be reasonably consistent with those assigned to similarly situated executives of financial institutions of similar size.

2.2 Full Time and Attention. During the Employment Term (defined below), Executive shall devote his full time, attention and energies to the business of the Bank and will not, without the prior written consent of the Bank, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, including without limitation serving as an officer and/or director of any community, civic, charitable, service or professional organization; (b) managing his personal affairs and investments in businesses that do not compete with the Bank, provided that such activities do not interfere with the responsible performance of Executive’s duties hereunder; or (c) purchasing securities as a passive investor in any corporation or corporate entity, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation or similar entity engaged in a business competitive with that of the Bank.

2.3 Term; Renewal. Executive’s employment hereunder shall commence as of the Effective Time and shall terminate as of the second anniversary of such date (the “Initial Term”), unless otherwise extended or earlier terminated as provided herein. Upon the expiration of the Initial Term, this Agreement shall be automatically extended for successive one-year periods (each such one-year period, a “Renewal Term”); provided, however, that either party may provide written notice to the other that the Initial Term or any Renewal Term shall not be further extended, such notice to be provided not later than 60 days prior to the expiration of the Initial Term or the Renewal Term, as the case may be, to take effect as of the last day of the then current term (the Initial Term and any Renewal Term collectively referred to as Executive’s “Employment Term”).

3.	Executive’s Compensation And Benefits:

3.1 Base Compensation. The Bank shall pay to Executive an annual salary of $230,000, which amount shall be prorated and paid in equal installments in accordance with the Bank’s regular payroll practices and policies (Executive’s “Base Compensation”). Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Bank; provided, however, that Executive’s Base Compensation may not be reduced unless such reduction is part of a reduction uniformly applicable to similarly situated officers of the Bank.

3.2 Annual Incentive Bonus. Executive shall be eligible for participation in the Bank’s Performance Based Rewards Plan, as the same may be modified or replaced from time to time, with any award determined thereunder to be made at: (a) 12.5% of Base Compensation for threshold performance; (b) 25% of Base Compensation for target performance; and (c) 50% of Base Compensation for superior performance (Executive’s “Incentive Bonus”).

3.3 Long-Term Incentives. Executive shall be eligible to receive grants and awards under the Renasant Corporation 2011 Long-Term Incentive Compensation Plan, as the same may be amended, modified or replaced from time to time.

3.4 Other Benefit Plans. During the Employment Term, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Bank or Renasant Corporation for the benefit of the Bank’s similarly situated executives and officers and employees. Any such coverages and benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs. Nothing herein shall prevent the Bank or Renasant Corporation from amending or modifying the terms and conditions of any benefit, contract or arrangement, replacing any such benefit, contract or arrangement or eliminating or terminating any such benefit, contract or arrangement, notwithstanding that such amendment, modification, replacement or elimination may be adverse to Executive.

3.5 Reimbursement of Expenses. The Bank shall reimburse Executive for such reasonable expenses as are directly incurred by Executive in carrying out his duties hereunder, consistent with the Bank’s standard policies and annual budget. The Bank’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Bank’s policies.

3.6 Fringe Benefits. In addition to the foregoing, Executive shall be entitled to the following fringe benefits:

a. A transportation benefit to be paid monthly in the amount of $500, which the parties agree shall be sufficient to compensate Executive for his ownership or lease of a vehicle, including the cost of maintenance, insurance, repairs and fuel with respect thereto.

b. Reimbursement or payment of expenses for dues and capital assessments for country club membership or for other civic club memberships; provided that if any bond or capital or similar payment made by the Bank is repaid to Executive, Executive shall promptly remit to the Bank the amount thereof.

c. Not less than the number of weeks of paid annual leave customarily afforded to similarly situated executives under the Bank’s standard policies and practices, with usage, forfeiture and accrual determined in accordance with such policies and practices.

4.	Executive’s Termination From Employment:

4.1 Definitions. As used herein:

a. “Cause” means that Executive: (i) is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement or any felony; (ii) is engaged in gross or willful misconduct materially damaging to the business of the Bank or its parent, Renasant Corporation, which, if capable of being cured, is not cured by the Executive within 30 days following his receipt of written notice thereof (it being understood, however, that neither conduct pursuant to the Executive’s exercise of good faith business judgment, nor unintentional physical damage to any property of the Bank or its parent by Executive shall be a ground for such a determination); (iii) has been removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) and (g)(1); or (iv) failed, without reasonable cause, to follow reasonable written instructions of the Bank consistent with Executive’s position, and within 10 days’ written notice from the Bank of such failure, Executive fails to cure such failure.

b. “Constructive Termination” shall mean: (i) a material diminution of Executive’s duties and responsibilities from those contemplated herein; or (ii) a material diminution of Executive’s Base Compensation that is not uniformly applicable to all similarly situated officers. No event or condition shall be deemed to give rise to a Constructive Termination hereunder unless: (x) Executive promptly gives written notice of his objection to such event or condition, which notice shall be provided no later than 30 days after Executive first knows, or should first know, of its occurrence; (y) such event or condition is not reasonably corrected by the Bank promptly after receipt of such notice, but in no event more than 10 days thereafter; and (z) Executive terminates his employment thereafter, not more than 30 days following the expiration of the Bank’s correction period described in subsection (y) hereof.

c. “Disability” shall mean Executive is: (i) unable to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, as determined by a physician appointed by the Bank, or reasonably satisfactory to the Bank; (ii) receiving benefits under the Bank’s separate long-term disability plan for a period of at least three months as a result of a medically-determinable physical or mental impairment; or (iii) has been determined eligible to receive Social Security disability benefits.

d. The “Mandated Amounts” shall consist of: (i) any Base Compensation accrued but unpaid as of Executive’s Termination Date; (ii) any amount that is accrued, vested and not otherwise subject to forfeiture under any separate employee or executive benefit plan, policy or program in which Executive participated or under which Executive was covered as of his Termination Date; and (iii) any additional amounts or benefits required by law to be provided. Such amounts and benefits shall be paid or provided in the amounts and at the time or times determined in accordance with their respective terms and conditions or applicable law.

e. “Termination Date” shall mean the date on which Executive ceases to perform services for the Bank for any reason.

4.2 Waiver and Release. Notwithstanding any provision of this Agreement to the contrary and except for the payment of the Mandated Amounts, as a condition of the receipt of any payment or the provision of any benefit described herein, Executive shall timely execute and deliver to the Bank a waiver and release in form and substance satisfactory to the Bank (a “Wavier and Release”).

4.3 Executive’s Constructive Separation. Executive may terminate his employment hereunder on account of Constructive Termination. In such event, the Bank shall pay or provide to Executive: (a) the Mandated Amounts; (b) any Incentive Bonus accrued for the Bank’s fiscal year preceding the year in which Executive’s Termination Date occurs, to the extent not then paid; and (c) a cash payment in an amount equal to Executive’s Base Compensation payable over the then remaining Employment Term. Payment of any amount under subsection (b) hereof shall be made at the time such Incentive Bonus would ordinarily be payable in accordance with customary practice. Payment of any amount under subsection (c) hereof shall be made no later than 60 days following Executive’s Termination Date, provided that: (a) he has then delivered a Wavier and Release to the Bank and it is then irrevocable in accordance with its terms; (b) in the event any such payment may be made in one of two calendar years, it shall be made in the second such year; and (c) if Executive fails to deliver a Wavier and Release within such 60-day period, any obligation of the Bank under subsection (c) hereof shall be deemed void and of no effect.

4.4 Executive’s Involuntary Termination by the Bank, without Cause. The Bank may terminate Executive’s employment hereunder, without Cause, with 60 days’ prior written notice to Executive, or such shorter period as may be agreed upon by the Bank and Executive. In such event, the Bank shall pay or provide those amounts and benefits described in Section 4.3 hereof, at the time or times and in the form prescribed thereunder.

4.5 Executive’s Involuntary Termination for Cause. Executive’s employment hereunder may be terminated by the Bank at any time, acting in good faith, on account of Cause. In such event, the Bank shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause and any cure period that may be available. As of Executive’s Termination Date, which may be the date on which such notice is provided to Executive or the date on which the Bank reasonably determines that the event giving rise to Cause has not been cured to its reasonable satisfaction (to the extent a cure period has been provided), the Bank shall pay or provide to Executive the Mandated Amounts and shall have no further obligation hereunder.

4.6 Other Termination. In the event Executive terminates his employment for any reason, other than Constructive Termination, including death or Disability, the Bank shall pay or provide to Executive (or to his estate or other beneficiary) the Mandated Amounts, and shall have no further obligation hereunder.

5. Executive’s Protective Covenants: As of the date hereof, Executive shall execute and deliver to the Bank the “Protective Covenants” in the form set forth on Exhibit 1 hereto, the terms of which are incorporated herein by this reference.

6.	General Provisions:

6.1 Enforcement of This Agreement. In addition to the Bank’s equitable remedies provided under the Protective Covenants, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) applicable to employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Bank (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon the Executive and the Bank. Except as provided in Section 6.2 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be Fulton County, Georgia.

6.2 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Bank, as the case may be, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and all expenses incurred in that action or proceeding.

6.3 No Set-Off or Defense. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement. Executive’s claim that the Bank has breached this Agreement shall not constitute a justification or defense for Executive’s breach of any provision hereof.

6.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.5 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties, other than those set forth herein and in Exhibit 1 hereto.

6.6 Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.7 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.8 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic mail to the addresses described below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	Most Recent Address on File with the Bank

If to the Bank:	Renasant Bank 209 Troy Street Tupelo, MS 38802 Attn: General Counsel scorban@renasant.com or to such other addresses as a party may designate by notice to the other party.

6.9 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Bank.

This Agreement will inure to the benefit of and be binding upon the Bank, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Bank’s assets or business or with or into which the Bank may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive hereunder shall be paid to his surviving spouse after his death, or if Executive is not survived by a spouse, to his estate.

6.10 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.

6.11 Withholding. As a condition of any payment or benefit hereunder, the Bank shall withhold any federal, state or local taxes or contributions required by law to be withheld.

6.12 Expiration; Termination; Survival. This Agreement shall expire and be deemed terminated: (a) as of the expiration of the Employment Term, after which Executive shall be deemed an “at will” employee of the Bank; or (b) as of Executive’s Termination Date, if earlier. Notwithstanding the expiration of this Agreement or the termination of Executive’s employment hereunder: (w) Executive’s

Protective Covenants, set forth in Exhibit 1 hereto, shall survive and be and remain enforceable in accordance with their terms; (x) the Bank shall pay or provide any amount or benefit due to Executive under Section 4 hereof; (y) the remedies and enforcement provisions contained herein shall remain operative and in full force and effect; and (z) the terms of Section 5 of the Prior Agreement shall remain enforceable in accordance with their terms.

6.13 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.14 Code Section 409A. The parties intend that this Agreement, to the extent it provides for the payment of deferred compensation, shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder. For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s Termination Date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; and (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon.

6.15 No Presumption. The language in all parts of this Agreement shall be construed as a whole, according to their fair meaning, and not strictly for or against any party. In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, or Executive has independently determined that such counsel is not required, and the terms of this Agreement have been fully negotiated by the parties hereto. The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Bank as a result of being drafted by counsel for the Bank.

6.16 Execution. This Agreement may be executed by the parties hereto in any number of counterparts, each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile and electronic PDF transmission of any signed original counterpart transmission shall be deemed the same as the delivery of an original.

THIS EXECUTIVE EMPLOYMENT AGREEMENT is executed as of the dates set forth below, to be effective as provided herein.

RENASANT BANK	TIMOTHY N. STEVENS

By: /s/ E. Robinson McGraw	/s/ Timothy N. Stevens
Date: January 21, 2016	Date: January 20, 2016

Attachment: Exhibit 1

EXHIBIT 1

RENASANT BANK

PROTECTIVE COVENANTS

THESE PROTECTIVE COVENANTS (each a “Covenant,” collectively the “Covenants”) are made and delivered by Timothy N. Stevens (“Executive”), as a condition of the execution and delivery of that certain Executive Employment Agreement by and between Renasant Bank (the “Bank”) and Executive entered into as of the date hereof (the “Employment Agreement”). Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Employment Agreement.

1. Effective Time: These Covenants shall be binding upon Executive as of the Effective Time. If and to the extent the Effective Time shall not occur, these Covenants shall be deemed void and of no force and effect.

2. Consideration: Executive acknowledges and agrees that the execution and delivery by the Bank of the Employment Agreement shall constitute consideration for these Covenants, the adequacy of which is hereby acknowledged by Executive.

3. Confidential Information: Executive recognizes and acknowledges that on and after the Effective Time he will have access to confidential, proprietary, non-public information concerning the Bank and its predecessor, KeyWorth Bank, its parent, Renasant Corporation, and its affiliates (collectively, the “Protected Group”), whether or not considered a trade secret under applicable law, which information may include, without limitation: (i) books, records and policies relating to operations, finance, accounting, personnel and management of the Protected Group; (ii) information related to any business entered into by the Protected Group; (iii) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics; (iv) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes and work product of the Protected Group; and (v) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, deposits, loan or lease accounts or other accounts relating to consumer products and services of the Protected Group (collectively, the “Confidential Information”). Notwithstanding the foregoing, no item of information shall be considered Confidential Information hereunder if it is generally known to the public, except as a result of a breach of this Covenant by Executive.

Executive agrees that he will not at any time, whether during the Employment Term or thereafter, make any independent use of, or disclose to any other person or organization, any Confidential Information, except: (i) as may be expressly authorized by the Bank; (ii) to the extent necessary or appropriate in the ordinary course of Executive’s employment with the Bank; or (iii) as may be required by law or legal process, provided that Executive shall have furnish to the Bank a copy of such legal process no later than five business days preceding the date on which disclosure is required thereunder (or such shorter period as may be required under the applicable facts and circumstances) and shall cooperate with and assist the Bank in contesting such disclosure or placing such disclosure under seal.

Executive acknowledges that Confidential Information is and shall, at all times, remain the property of the Bank. As of Executive’s Termination Date, or as soon as practicable thereafter, he shall return all Confidential Information to the Bank, including any copy thereof, regardless of the form in which it is maintained.

4. Non-Solicitation: Executive agrees that during the one-year period following his Termination Date, he shall not, directly or indirectly, for his own benefit, or on behalf of another, or to the detriment of the Protected Group:

i.	Solicit, hire or offer to hire, or participate in the hiring of, any of the Protected Group’s officers, employees or agents;

ii.	Persuade, or attempt to persuade in any manner, any officer, employee or agent of the Protected Group to discontinue any relationship with any member of the Protected Group; or

iii.	Solicit or divert or attempt to solicit or divert: (y) any customer or depositor of the Protected Group that is located or doing business in the Bank’s Atlanta Metro Market as of Executive’s Termination Date (as determined below), or was located or doing business in such market during the 24-month period preceding such date, including any such prospective customer or depositor; and (z) any other customer or depositor, or prospective customer or depositor, of the Protected Group as of Executive’s Termination Date, regardless of where located or doing business, with whom Executive shall have had direct or indirect contact or about whom Executive possesses Confidential Information. Executive agrees that a “prospective customer or depositor” shall be an individual or entity identified by the Protected Group and with respect to whom the Protected Group has taken substantial actions towards the solicitation of Banking Business (as defined below).

5. Non-Competition: Executive agrees that during the one-year period following his Termination Date he shall not, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Atlanta Metro Market.

6. Business Reputation: Executive agrees that he shall, whether during the Employment Term or thereafter, refrain from performing any act, from engaging in any conduct or course of action or making or from publishing an adverse, untrue or misleading statement which has, or may reasonably have the effect of, demeaning the name or business reputation of Protected Group or which adversely affects, or may reasonably adversely affect, the best interests (economic or otherwise) of the Protected Group, except to the extent true and as may be required by law or legal process.

7. Definitions: As used herein, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage or insurance agency or brokerage. The term “Atlanta Metro Market,” as used in these Covenants, shall mean the State of Georgia, counties of Cobb, Fulton, DeKalb, Gwinnett, and Forsyth, and any other county located in the Atlanta Metropolitan Statistical Area (as determined by the U.S. Census Bureau) over which Executive shall have supervisory authority or for which Executive shall be responsible as of his Termination Date.

8. Reformation: Executive understands and agrees that each of the Covenants set forth herein is intended to constitute a separate restriction. Accordingly, should any such Covenant be declared invalid or unenforceable, such Covenant shall be deemed severable from and shall not affect the enforcement of the remainder thereof.

Executive agrees that each of the Covenants contained herein is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any Covenant set forth herein is unreasonable, it is the intent of Executive that such Covenant shall be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be deemed reformed to the extent necessary to permit such enforcement.

9. Remedies: In the event of a breach or threatened breach of any Covenant by Executive, Executive agrees that the Protected Group shall be entitled to obtain a temporary restraining order or a preliminary injunction, without the necessity of posting bond in connection therewith, which order, in the discretion of the Protected Group, may be obtained by arbitration or by judicial means. Executive further agrees that upon the issuance of a temporary restraining order, the Bank may, in its discretion, suspend any additional payments or benefits due to Executive under the Employment Agreement, other than the Mandated Amount; provided that such payments shall again be resumed when the Bank reasonably determines that such breach or threatened breach has been corrected or cured (to the extent that such breach is susceptible of correction or cure).

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The Bank shall provide to Executive written notice of the events giving rise to Executive’s breach or threatened breach of any Covenant hereunder, including a statement as to whether the Bank reasonably believes that such breach or threatened breach is susceptible of cure, at least two business days before seeking a temporary restraining order hereunder. Thereafter, Executive may correct such breach or threatened breach to the reasonable satisfaction of the Bank; provided that if Executive fails to correct such breach or threatened breach within such two-day period, nothing contained herein shall preclude or delay the ability of the Protected Group to seek a temporary restraining order hereunder.

Executive agrees that the remedies set forth herein are in addition to those that may otherwise be available to the Protected Group, whether in law or equity, including but not limited to damages.

10. General: The provisions of Section 6 of the Employment Agreement, entitled “General Provisions,” are hereby incorporated herein by this reference, including the arbitration provisions thereof.

11. Survival: Executive agrees that the Covenants are intended to survive the termination or expiration of his Employment Agreement, and that in such event they shall be and remain enforceable in accordance with their terms.

/s/ Timothy N. Stevens	Date: January 19, 2016

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